Exhibit 10.2

K-V PHARMACEUTICAL COMPANY

STOCK WARRANT PURCHASE AGREEMENT

This STOCK WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and effective as of February 10, 2011 (the “Effective Date”) by and between K-V Pharmaceutical Company, a Delaware corporation (the “Company”), U.S. Healthcare I, L.L.C. (“U.S. Healthcare I”) and U.S. Healthcare II, L.L.C. (“U.S. Healthcare II”, together with U.S. Healthcare I and each of their registered assigns collectively, the “Purchasers” and each individually, a “Purchaser”). Except as otherwise indicated, capitalized terms used herein are defined in paragraph 6 hereof.

The parties hereto agree as follows:

1. Authorization of the Warrants. The Company will authorize the issuance and sale to the Purchasers of the Stock Purchase Warrants substantially in the forms attached hereto as Exhibit A (the “Warrants”) to acquire in the aggregate up to 11,663,378 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”).

2. Closing of Purchase and Sale.

2A. Purchase and Sale of the Warrants. At the Closing (as defined below), the Company will sell to the Purchasers, subject to the condition set forth in clause 2B below, and the Purchasers will purchase from the Company, subject to the terms and conditions set forth herein, the Warrants to acquire the number of shares of Common Stock, as set forth opposite such Purchaser’s name on the “Schedule of Purchasers” attached hereto at a price allocated to such Warrants as set forth opposite such Purchaser’s name on the Schedule of Purchasers.

2B. The Closing. The Closing of the purchase and sale of the Warrants to the Purchasers will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, or at such other place as may be mutually agreeable to the Company and the Purchasers with respect to Warrants to acquire in the aggregate initially up to 11,663,378 shares of Common Stock, at 10:00 a.m. on or prior to February 28, 2011 or at such other later date as may be mutually agreeable to the Company and the Purchasers (the “Closing”).

3. Conditions of Purchasers’ Obligations. The obligation of each Purchaser to purchase the Warrants at the Closing is subject to the satisfaction as of the date of such Closing of the following conditions:

3A. Registration Rights Agreement. The Company and the Purchasers will have entered into the Amended and Restated Registration Rights Agreement dated as of the date hereof (the “Registration Rights Agreement”) in form and substance as set forth in Exhibit B attached hereto, and the Registration Rights Agreement will be in full force and effect as of the date of the Closing and the Company shall be compliance with the terms of such agreement in all respects.

3B. Waiver. The condition specified in this Section 3 may be waived if consented to by the Purchasers; provided that, no such waiver will be effective against a Purchaser unless it is set forth in a writing executed by such Purchaser.

4. Representations, Warranties and Covenants of the Company. As a material inducement to the Purchasers to enter into this Agreement and purchase the Warrants, the Company hereby represents and warrants that:

4A. Organization and Corporate Power. The Company (a) is duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

4B. Capital Stock and Related Matters. There are no statutory or, to the Company’s knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Warrants hereunder, or the issuance of the Common Stock upon the exercise of the Warrants. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Warrants hereunder do not require registration under the Securities Act or any applicable state securities laws.

4C. Authorization; Binding Obligation; No Breach. The execution, delivery and performance of this Agreement and the Warrants have been duly authorized by all necessary action on the part of the Company. This Agreement and the Warrants issued at the Closing have been duly executed and delivered by the Company and are the legally valid and binding obligations of the Company and enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. The execution, delivery and performance by the Company of this Agreement and the Warrants and the consummation of the transactions contemplated thereby do not and will not (a) violate (i) to the best of the Company’s knowledge, any provision of any law or any governmental rule or regulation applicable to the Company, (ii) the certificate of incorporation or by-laws of the Company, or (iii) any order, judgment or decree of any court or other agency of government binding on the Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company, except for any such conflict, breach or default that could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company; or (d) require any approval of stockholders, governmental authorities (including the NYSE or the Securities and Exchange Commission) or any approval or consent of any person under any Contractual Obligation of the Company, except the sale of the Warrants on the Closing shall require the approval or consent of the NYSE to the Company’s reliance on the Financial Distress Exception.

4D. Covenant to Obtain NYSE Approval. Commencing immediately, the Company shall take all actions necessary to obtain confirmation that the NYSE will not object to the Company’s reliance on the Financial Distress Exception, including but not limited to delivering to the NYSE a letter describing the material terms and conditions of the financing contemplated by this Agreement and the circumstances that necessitate the Company’s reliance on the Financial Distress Exception, delivering to the NYSE resolutions adopted by the Company’s Audit Committee expressly approving of the Company’s reliance on the Financial Distress Exception, and mailing a letter to each of Company’s stockholders in the form promulgated by the NYSE; provided that, copies of all such correspondence and documentation shall be provided to the Purchasers promptly upon their becoming available.

5. Representations, Warranties and Covenants of the Purchasers. As a material inducement to the Company to enter into this Agreement and sell the Warrants, each Purchaser represents, warrants and covenants that:

5A. Future Disposition. Such Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Warrants or Underlying Common Stock except in compliance with the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder. It shall be a condition to any transfer, sale, assignment, pledge, hypothecation or other disposition of any of the Warrants or Underlying Common Stock that the transferee, purchaser, assignee, or pledge thereof agree to the restrictions on transfer, sale, assignment, pledge, hypothecation or other disposition of the Warrants and Underlying Common Stock contained herein or otherwise applicable thereto. Any purported transfer, sale, assignment, pledge, hypothecation or other disposition not in compliance with such restrictions shall be null and void ab initio and shall not be required to be recognized by the Company.

5B. Purchaser’s Investment Representations. Such Purchaser hereby represents that it understands that the Warrants and the Underlying Common Stock have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities act, it is an “accredited investor” as such term is defined in Regulation D of the Securities Act, it is acquiring the Warrants purchased hereunder and the Underlying Common Stock acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, it has or has access to such information concerning the Company’s business and financial condition as it deems appropriate to make an informed decision regarding an investment in the Warrants and the Underlying Common Stock, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that, nothing contained herein will prevent any Purchaser and subsequent holders of the Warrants and the Underlying Common Stock from transferring such securities in compliance with the provisions of paragraph 5A hereof.

6. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Contractual Obligation” means, as applied to any person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Financial Distress Exception” means on the exception to New York Stock Exchange Rule 312.03 set forth in New York Stock Exchange Rule 312.05.

“Fully-Diluted Basis” means on a fully-diluted basis in accordance with the terms of this Agreement but without taking into account Excluded Shares (as defined in the Warrant).

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical or intended effect of any of the foregoing and (ii) any purchase option, call or similar right of a third party with respect to any asset.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, condition (financial or otherwise), prospects or properties of the Company and its domestic subsidiaries taken as a whole.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Reduction Date” shall mean the date set forth in the Reduction Notice by which the number of securities owned by the Purchasers is to be reduced.

“Reduction Notice” shall mean that notice of reduction sent by the Company to the Purchasers. Each Reduction Notice shall set forth: (i) the Reduction Date; (ii) the computation of the amount of reduction in the right to purchase shares of securities pursuant to the Warrant or the number of shares received upon exercise of the Warrant to be cancelled; (iii) a certification by an authorized officer of the Company as to the satisfaction of the applicable Prepayment requirement; (iv) the place where certificates for such shares shall be surrendered for cancellation, as applicable; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Security” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon exercise of the Warrants and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Warrants shall be deemed to be the holder of the Underlying Common Stock obtainable upon exercise of the Warrants in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the exercise of the Warrants.

7. Partial Reduction of Warrants. The Warrants and the securities issuable upon exercise of the Warrants shall be subject to reduction or partial repurchase by the Company without additional value subject to the following terms and conditions:

7A. At any time during the period beginning on the date hereof and ending prior to February 19, 2011:

(i) the Company shall have (a) raised, in the aggregate (without duplication) gross proceeds (before the payment of customary and reasonable offering expenses) of at least $30,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused to be permanently prepaid loans outstanding under the Credit Agreement as a voluntary prepayment thereunder (the “Prepayment”) of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (i), the Company may serve a Reduction Notice on the Purchasers, in which case (i) the right to purchase shares of Common Stock from the Company pursuant to the Warrant or, in the event the Warrant has been previously exercised, the number of shares which shall be surrended to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Purchasers shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 24.0% of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II) and (ii), all rights of the Company under this Section 7, other than its rights under this Section 7A(i), shall cease; or

(ii) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $20,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (ii), the Company may serve a Reduction Notice on the Purchasers, in which case (i) the right to purchase shares of Common Stock from the Company pursuant to the Warrant or, in the event the Warrant has been previously exercised, the number of shares which shall be surrended to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Purchasers shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 26.5% of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II) and (ii), all rights of the Company under this Section 7, other than its rights under this Section 7A(ii), shall cease.

7B. In the event that no reductions have occurred pursuant to Section 7A, then at any time during the period beginning on February 19, 2011 and ending prior to June 30, 2011:

(i) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $20,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (i), the Company may serve a Reduction Notice on the Purchasers, in which case the right to purchase shares of Common Stock from the Company pursuant to the Warrant or, in the event the Warrant has been previously exercised, the number of shares which shall be surrended to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Purchasers shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 28.7% (or, if and only if at the time when the Company serves such Reduction Notice the Prepayment shall have been, in addition to the amount specified in clause (b), not less than $80,000,000, 26.5%), of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II); or

(ii) the Company shall have (a) raised, in the aggregate (without duplication), gross proceeds (before the payment of customary and reasonable offering expenses) of at least $30,000,000 in cash through the issuance of shares of Common Stock of the Company and (b) caused a Prepayment of not less than $20,000,000. Upon the occurrence of each of the conditions in clauses (a) and (b) of this subsection (ii), the Company may serve a Reduction Notice on the Purchasers, in which case the right to purchase shares of Common Stock from the Company pursuant to the Warrant or, in the event the Warrant has been previously exercised, the number of shares which shall be surrended to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Purchasers shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 26.2% (or, if and only if at the time when the Company serves such Reduction Notice the Prepayment shall have been, in addition to the amount specified in clause (b), not less than $80,000,000, 24.0%), of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II);

7C. In the event that no reductions have occurred pursuant to Section 7A or Section 7B, but during the period beginning on February 19, 2011 and ending prior to June 30, 2011 the Company shall have (a) caused a Prepayment of not less than $80,000,000, the Company may serve a Reduction Notice on the Purchasers, in which case the right to purchase shares of Common Stock from the Company pursuant to the Warrant or, in the event the Warrant has been previously exercised, the number of shares which shall be surrended to the Company for cancellation, shall be reduced such that after taking into account such reduction and surrender, as applicable, the Purchasers shall in the aggregate own interests equaling, on a Fully-Diluted Basis, 29.0% of the Common Stock of the Company (with such reduction and surrender, as applicable, to be on a pro rata basis as between U.S. Healthcare I and U.S. Healthcare II).

7D. Solely for the purposes of determining the percentage, on a Fully-Diluted Basis, of interest owned by the Purchasers after giving effect to any reduction or surrender, as applicable, in accordance with the provisions of the foregoing Sections 7A, 7B and 7C, the Purchasers’ purchases and sales to non-affiliated persons of Common Stock of the Company or securities convertible or exercisable into Common Stock of the Company from the date hereof through the date of any Reduction Notice, shall be disregarded.

8. Miscellaneous.

8A. Expenses. The Company agrees to pay, and advance to and hold the Purchasers and all holders of Warrants harmless against liability for the payment of, (i) the fees and expenses of their counsel arising in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, (ii) reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby or the Warrants, (iii) stamp and other transfer taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of the Warrants.

8B. Remedies. Each holder of the Warrants will have all rights and remedies set forth in this Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

8C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Purchasers. No other course of dealing between the Company and the holder of any Underlying Common Stock or any delay in exercising any rights hereunder or under the Warrant will operate as a waiver of any rights of any such holders.

8D. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Warrants are also for the benefit of, and enforceable by, any subsequent holder of such Warrants which obtained such Warrants in accordance with the terms hereof.

8E. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8F. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

8G. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8H. Governing Law. All issues concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts, of the State of New York.

8I. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by reputable overnight courier service (charges prepaid), to the recipient. Such notices, demands and other communications will be sent to the Purchasers at the address indicated on the Schedule of Purchasers and to the Company at the address indicated below:

Purchasers:

U.S. Healthcare I, L.L.C.

U.S. Healthcare II, L.L.C.

c/o Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Leonard Klingbaum, Esq.

Fax: 212-446-6460

Company:

K-V Pharmaceutical Company

One Corporate Woods Drive

Bridgeton, MO 63044

Attn:    CEO

Fax:     314-646-3785

With a copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:    Gary Kaplan, Esq.

 Howard Fine, Esq.

Facsimile:    212-859-4000

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. All such notices, demands or other communications will be deemed to have been given when actually received or refused by the recipient or when returned to the sender as undeliverable.

8J. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8K. Consideration for Warrants. The Purchasers and the Company agree that, for all purposes (including tax and accounting), the consideration paid for the Warrants is to be allocated as set forth on the Schedule of Purchasers.

8L. Liquidated Damages. The Company and the Purchasers agree that since the damages resulting from either (x) the failure of the Purchasers to acquire the Warrants to be purchased at the Closing or (y) the failure of the NYSE to approve or otherwise consent to the sale of the Warrants to be purchased at the Closing pursuant to the Financial Distressed Exception otherwise are uncertain and incapable of accurate calculation, such damages shall be equal to the greater of (i) $2,600,000 or (ii) (a) 25% of the Shares of Common Stock that are subject to the Warrant multiplied by (b) the closing price of a share of Common Stock as listed by the NYSE on the maturity or acceleration of the obligations under the Credit Agreement (the “Maturity Date”). To the extent the Closing does not occur, an amount equal to the damages set forth in clause (i) of the immediately preceding sentence shall be payable to the Purchasers (pro rata to each Purchaser in accordance with the number of Warrants to be purchased by such Purchaser on the Closing) on demand by wire transfer in immediately available funds; provided that, any excess damages payable pursuant to clause (ii) of the immediately preceding sentence shall be payable to the Purchasers (pro rata to each Purchaser in accordance with the number of Warrants to be purchased by such Purchaser on the Closing) by wire transfer in immediately available funds on the Maturity Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PURCHASERS:

U.S. Healthcare I, L.L.C.

By:	/s/ Kevin Fusco
	Name:	Kevin Fusco
	Title:	Authorized Signatory

U.S. Healthcare II, L.L.C.

By:	/s/ Kevin Fusco
	Name:	Kevin Fusco
	Title:	Authorized Signatory

THE COMPANY:

K-V Pharmaceutical Company

By:	/s/ Gregory J. Divis, Jr.
	Name:	Gregory J. Divis, Jr.
	Title:	President and Chief Executive Officer

SCHEDULE OF PURCHASERS

	The Closing
Purchasers	No. of Shares of Common Stock Warrants Acquired	Purchase Price Allocated to the Warrants
U.S. Healthcare I, L.L.C.	7,814,463	$14,878,738.20
U.S. Healthcare II, L.L.C.	3,848,915	$7,328,333.74
TOTAL INVESTMENT	11,663,378	$22,207,071.94

EXHIBIT A

Form of Stock Purchase Warrants

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT